Exhibit 3.3

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF

POMEGRANATE PARENT HOLDINGS, INC

Pomegranate Parent Holdings, Inc (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.    This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on March 29, 2016, as amended on April 25, 2016 (the “Certificate of Incorporation”).

2.    Article One of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

The name of the corporation is The Fresh Market Holdings, Inc. (the “Corporation”).

3.    This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.    All other provisions of the Certificate of Incorporation shall remain in full force and effect.

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:15 AM 03/05/2021
FILED 11:15 AM 03/05/2021
SR 20210811105 - File Number 5994531

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Carlos Clark, its Senior Vice President, General Counsel and Corporate Secretary, this 5th day of March, 2021.

By
Name:	Carlos Clark
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to the Certificate of Amendment of Certificate of Incorporation of Pomegranate Parent Holdings, Inc.]